Exhibit 4.28

THIS OPTION is granted the 4th day of April, 2005

BY :-

(1)	China Interactive (Singapore) Pte. Ltd., a company incorporated under the laws of Singapore with its registered office situate at 45 Sam Leong Road, Singapore 207935 (the “Grantor”)

TO AND IN FAVOUR OF :-

(2)	GameNow.net (Hong Kong) Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) with its registered office situate at 22nd Floor, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (the “Grantee”).

WHEREAS

(A)	By a loan agreement entered into between the Grantor and the Grantee dated April 4, 2005 (the “Loan Agreement”), the Grantee has agreed to advance, at the request of the Grantor, a loan in the principal sum of United States Dollars Six Million (US$6,000,000) (the “Loan”) to the Grantor pursuant to the terms and conditions therein.

(B)	It is a condition precedent for the Grantee making the Loan to the Grantor under the Loan Agreement that this Option be granted to the Grantee.

IT IS NOW WITNESSED as follows :-

1.	OPTION GRANT

1.1	The Grantor hereby irrevocably and unconditionally grants to the Grantee an option (this “Option”), exercisable in accordance with this Clause 1, to purchase all the shares in China The9 Interactive Limited (“C9I”) which are held by the Grantor comprising 12,099,455 shares which represent 31.1% of the total issued shares capital of C9I together with all bonus shares and other shares, warrants, options, rights and interests derived from or in exchange for such shares from time to time (collectively, the “Option Shares”) as at the date hereof at the total purchase price of United States Dollars Six Million (US$6,000,000) plus an amount equal to the interest accrued and payable by the Grantor under the Loan Agreement (the “Exercise Price”).

1.2	The Grantee shall be entitled to exercise this Option (or part thereof) if:

(a)	the Grantor fails to repay the Loan and interest thereon in full on the Repayment Date or such earlier due date as stipulated in the Loan Agreement; or

(b)	the Grantor breaches any of its undertakings given in Clause 8 of the Loan Agreement; or

(c)	an Event of Default under the Loan Agreement shall have occurred.

1.3	The Grantor shall deliver all certificates or instruments representing or evidencing the Option Shares to the company secretary of C9I for safe custody. Upon exercise of this Option, the company secretary of C9I may at the request of the Grantee, and the Grantor hereby irrevocably authorizes the company secretary of C9I to, effect the transfer of the Option Shares to the Grantee and enter the name of the Grantee as the holder of the Option Shares.

1.4	The Grantee may exercise this Option (or part thereof) upon occurrence of any of the events specified in Clause 1.2 above by giving the Grantor and C9I a notice in writing specifying the number of Option Shares it wishes to purchase under this Option and in the event of partial exercise of this Option, the Exercise Price shall be reduced ratably.

1.5	Upon the Grantee exercising this Option (or part thereof), the Grantor shall forthwith deliver to the Grantee duly executed instrument of transfer (or assignment) and the contract note in blank, all in form and substance satisfactory to the Grantee, for the transfer of the Option Shares (or part thereof) to the Grantor or its order, failing such delivery, C9I may at the request of the Grantee, and the Grantor hereby irrevocably authorizes C9I to, effect the transfer of the Option Shares to the Grantee and enter the name of the Grantee as the holder of the Option Shares.

1.6	The Grantor agrees that at any time and from time to time, it shall, at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or required by the Grantee, in order to perfect and protect any interest granted or purported to be granted hereby or to enable the Grantee to exercise and enforce its rights and remedies hereunder with respect to the Option Shares. For the purpose of this Clause 1, the Grantor hereby irrevocably appoints the Grantee as its attorney-in-fact (with the express power to delegate at the Grantee’s sole discretion) with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, to execute any instrument and to take any action which such attorney-in-fact may deem necessary or advisable to accomplish the transfer of the Option Shares to the Grantee as stipulated in this Clause 1.

1.7	All costs and expenses incurred in the transfer of the Option Shares pursuant to this Option shall be borne by the Grantor solely and the Grantor shall indemnify and keep indemnified the Grantee for all losses and damages (including legal costs and other costs and expenses) suffered by the Grantee arising from or in connection with the failure on the part of the Grantor in the performance of its duties and obligations herein or other default hereof.

1.8	The Grantee shall have the right to set off the Exercise Price against the Loan and all interest accrued thereon under the Loan Agreement.

1.9	The Grantor shall not, and shall not seek to, sell, assign, transfer or otherwise dispose of any of the Option Shares (or any interest or benefit therein) to any third party, or to pledge, charge or create encumbrances or third party rights of any description on any of the Option Shares, or permit to exist any lien, security interest, or other encumbrance upon or with respect to any of the Option Shares, except for this Option and the security interest created by and under the Loan Agreement. Without the written consent of the Grantee, the Grantor shall not require C9I or its board of directors to recognize, approve, register or give effect to any of the foregoing.

2.	ASSIGNMENT

The Grantee may assign to its affiliate its rights and benefits contained herein (in whole but not in part). Save as aforesaid, no party hereto may assign or transfer any of its rights or obligations under this Option.

3.	NOTICE

Any notice or other communication to be given under this Option shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial addresses so designated by each party are set out at the beginning of this Option. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Option. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch, and if delivered by courier, shall be deemed received two (2) business days (meaning a day, excluding Saturdays, on which licensed banks in Hong Kong are generally open for normal banking business) after the date of despatch, and if so sent by post, shall be deemed received three (3) business days after the date of despatch (in the case of local mail or delivery by courier) and five (5) business days after the date of despatch (in the case of overseas mail).

4.	MISCELLANEOUS

4.1	Unless defined herein or the context provides or requires otherwise, capitalized terms contained herein shall have the same meanings ascribed to them as in the Loan Agreement.

4.2	If at any time any provision of this Option is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Option, shall not be affected or impaired thereby and this Option shall be construed in accordance with its terms as if the illegal, invalid or unenforceable provisions were not contained herein.

4.3	Unless otherwise provided in this Option, any remedy conferred on any party hereto for breach of this Option shall be in addition and without prejudice to all other rights and remedies available to it.

4.4	No delay or omission on the part of any party hereto in exercising any right, power or privilege shall operate to impair such right, power or privilege or be construed as a waiver by such party of the same and no single or partial exercise or non-exercise or delay in exercising any right, power or privilege by any party hereto shall in any circumstances preclude any other or further exercise by such party of such right, power or privilege or the exercise of any other right, power or privilege by such party.

4.5	All legal costs and expenses in connection with the preparation, administration and enforcement of this Option (including all legal costs incurred by the Grantee in enforcing this Option on a full indemnity basis) shall be borne by the Grantor.

5.	GOVERNING LAW AND DISPUTE RESOLUTION

5.1	This Option shall be governed by and construed in accordance with the laws of Hong Kong.

5.2	Any claim, dispute or controversy arising out of or in connection with this Option shall be submitted by the parties to arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) by a sole arbitrator to be appointed in accordance with the ICC Rules. All proceedings shall be conducted in English and be held in Hong Kong.

5.3	The Grantor irrevocably appoints C9I as its process agent to receive and accept from time to time at the registered office of C9I, for or on behalf of the Grantor, service of process in the proceedings in Hong Kong. Such service shall be deemed completed on delivery to C9I (whether or not it is forwarded to and received by the Grantor). If for any reason C9I ceases to be able to act as such or no longer has an address in Hong Kong, the Grantor shall forthwith appoint a substitute process agent acceptable to the Grantee, and to deliver to the Grantee a copy of the new process agent’s acceptance of that appointment, within seven (7) days. Until such time as the Grantor appoints a substitute process agent, C9I shall be the process agent of the Grantor in the meantime and service on C9I pursuant to this Clause shall be effective.

IN WITNESS WHEREOF the parties hereto have caused this Option to be duly executed the day and year first above written.

SEALED with the Common Seal and	)
SIGNED by Ong Toon Wah	)
director, for and on behalf of	)
China Interactive (Singapore) Pte. Ltd.	)	/s/ Ong Toon Wah
in the presence of:	)

SIGNED by	)
director(s) for and on behalf of	)
GameNow.net (Hong Kong) Limited	)	/s/
in the presence of:	)